77e

TRAVELERS SERIES FUND INC.
(the Fund)
SUPPLEMENT DATED MAY 10, 2005
TO THE STATEMENT OF ADDITIONAL
INFORMATION
DATED FEBRUARY 28, 2005
The following information supplements
certain disclosure in the section of
the Fund's Statement of Additional
Information entitled Additional Information:

Legal Matters
Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against Citigroup Global Markets
Inc. (the Distributor) and a number of its affiliates, including Smith Barney Fund Management LLC and
Salomon Brothers Asset Management Inc (the Advisers), substantially all of the mutual funds managed by the Advisers, including the Fund (the Funds), and directors or trustees of the Funds (collectively, the Defendants). The complaints alleged, among other things, that the Distributor created various undisclosed incentives for its brokers to sell Smith
Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to the Distributor for steering clients towards proprietary funds. The complaints also alleged that the defendants breached their fiduciary duty to the Funds by improperly charging Rule
12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Funds failed to adequately disclose certain of the allegedly wrongful conduct.
The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Funds' contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorneys' fees and litigation expenses.
On December 15, 2004, a consolidated amended complaint (the Complaint) was filed alleging substantially similar causes of action. While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, Citigroup
Asset Management believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.
It is possible that additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief could be filed against the Defendants in the future.
As of the date above, Citigroup Asset Management and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Advisers and their affiliates to continue to render services to the Funds under their respective contracts.